EXHIBIT 99.1
                                                                    ------------



[GRAPHIC OMITTED]
[LOGO - MOVADO GROUP, INC.]                                               Movado
                                                                            Ebel
                                                                         Concord
                                                                             ESQ
                                                                     Coach Watch
                                                          Tommy Hilfiger Watches



APPROVED BY:      Rick Cote
                  Executive Vice President and
                  Chief Operating Officer
                  201-267-8000

   CONTACT:       Investor Relations:
                  Suzanne Michalek
                  Director of Corporate Communications
                  201-267-8000

                  Financial Dynamics
                  Investor Relations: Melissa Myron
                  Press: Stephanie Sampiere
                  212-850-5600


FOR IMMEDIATE RELEASE
================================================================================


                    MOVADO GROUP, INC. POSTS Q1 EPS OF $0.06;
                Q1 EPS MORE THAN DOUBLES TO $0.20 EXCLUDING EBEL

         ~ NET SALES INCREASE 23%; EXCLUDING EBEL, NET SALES CLIMB 18% ~
                ~ MOVADO BOUTIQUE COMPARABLE STORE SALES UP 18% ~

         PARAMUS, NJ - JUNE 2, 2004 -- MOVADO GROUP, INC. (NYSE: MOV), today announced first quarter results for the period ended April 30, 2004. These results include the Ebel business, which was acquired on March 1, 2004.

FIRST QUARTER FISCAL 2005

o Net sales increased 23.3% to $74.2 million from $60.2 million last year. Net sales increased 17.6%, excluding Ebel.

o    Comparable store sales increased 18.2% at the Company's Movado boutiques.

o Gross margin was 58.5% compared to 60.6%. Excluding Ebel, gross margin was 59.5%.

o Operating profit was $1.7 million versus $2.0 million in the year-ago period. Excluding Ebel, operating profit increased to $4.1 million.

o Net income of $736,000, or $0.06 per diluted share, compares to net income of $856,000, or $0.07 per diluted share, in the prior year period. Excluding the impact of Ebel, net income tripled to $2.6 million and diluted earnings per share increased nearly threefold to $0.20.

         Efraim Grinberg, President and Chief Executive Officer, commented, "We are very pleased with both our top and bottom line performance during the first quarter, which exceeded our expectations. The favorable results were fueled by strong year-over-year sales gains in our Movado, Concord, Coach and Tommy Hilfiger watch brands. Our brands continue to perform extremely well at retail and we are especially encouraged by our international business, which posted an impressive 43.7% sales increase from last year, excluding Ebel (73.7% including Ebel). Our Movado boutiques also experienced an excellent first quarter, delivering an 18.2% comparable store sales increase, which reflected strong consumer demand for our increased assortment of Movado jewelry.

         "We are confident in the growth potential of Ebel and are working diligently to return this world-class, global luxury brand to a prominent position in the marketplace. Our goal for Ebel over the course of this year is to completely integrate the brand into Movado Group and begin to revitalize and increase its visibility, setting a strong foundation for future growth. We look forward to introducing a powerful image-building global advertising campaign during the second half of this year, which will support and reinforce the luxury image of Ebel."

         Rick Cote, Executive Vice President and Chief Operating Officer, stated, "Our strong first quarter performance reflects the success of our brand investments, new product offerings and enhanced productivity, further demonstrating our ability to execute our multi-year initiatives on many fronts. As expected, Ebel was dilutive to earnings in the first quarter as we integrate the brand into our portfolio. The integration is proceeding as planned and we are pleased with the progress made thus far. Importantly, our balance sheet remains strong with a cash position of approximately $36 million, representing a slight increase over year-ago levels despite the recent all-cash acquisition."

         Mr. Grinberg concluded, "We are encouraged by the strong reception that our brands received at the recently held annual Basel Watch Fair. Looking ahead, our merchandising and marketing initiatives are in place to support our diverse portfolio of brands and drive sell through at retail throughout fiscal 2005."

         Movado Group reaffirms its fiscal year 2005 guidance of diluted earnings per share between $1.84 and $1.92, including the dilutive impact of Ebel. The Company anticipates fiscal year 2005 sales to be in excess of $400 million, or an increase in excess of 20% from last year. Excluding Ebel, sales are projected to grow in the 8% range.

         The Company's management will host a conference call today, June 2, 2004 at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company's website: www.movadogroupinc.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, manufactures, and distributes Movado, Ebel, Concord, ESQ, Coach and Tommy Hilfiger watches worldwide, and operates Movado boutiques and Company stores in the United States.

                                    - more -

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY HAS TRIED, WHENEVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS USING WORDS SUCH AS "EXPECTS," "ANTICIPATES," "BELIEVES," "TARGETS," "GOALS," "PROJECTS," "INTENDS," "PLANS," "SEEKS," "ESTIMATES," "PROJECTS," "MAY," "WILL," "SHOULD" AND SIMILAR EXPRESSIONS. SIMILARLY, STATEMENTS IN THIS PRESS RELEASE THAT DESCRIBE THE COMPANY'S BUSINESS STRATEGY, OUTLOOK, OBJECTIVES, PLANS, INTENTIONS OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. ACCORDINGLY, SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS AND LEVELS OF FUTURE DIVIDENDS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE STATEMENTS. THESE RISKS AND UNCERTAINTIES MAY INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO SUCCESSFULLY INTRODUCE AND SELL NEW PRODUCTS, THE COMPANY'S ABILITY TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF EBEL WITHOUT DISRUPTION TO ITS OTHER BUSINESS ACTIVITIES, CHANGES IN CONSUMER DEMAND FOR THE COMPANY'S PRODUCTS, RISKS RELATING TO THE RETAIL INDUSTRY, IMPORT RESTRICTIONS, COMPETITION, SEASONALITY AND THE OTHER FACTORS DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE STATEMENTS REFLECT THE COMPANY'S CURRENT BELIEFS AND ARE BASED UPON INFORMATION CURRENTLY AVAILABLE TO IT. BE ADVISED THAT DEVELOPMENTS SUBSEQUENT TO THIS PRESS RELEASE ARE LIKELY TO CAUSE THESE STATEMENTS TO BECOME OUTDATED WITH THE PASSAGE OF TIME.

                               (TABLES TO FOLLOW)

                                                     MOVADO GROUP, INC.
                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       (Unaudited)

                                                       THREE MONTHS ENDED
                                                            APRIL 30,
                                                ----------------------------

                                                       2004          2003
                                                       ----          ----

Net sales                                            $74,187        $60,170

Cost of sales                                         30,802         23,730
                                                -------------    -----------

Gross profit                                          43,385         36,440

Selling, general and administrative expenses          41,678         34,468
                                                -------------    -----------

Operating profit                                       1,707          1,972

Interest expense                                         725            783
                                                -------------    -----------

Income before taxes                                      982          1,189

Income tax                                               246            333
                                                -------------    -----------

Net income                                              $736           $856
                                                =============    ===========

Net income per diluted share                          $ 0.06         $ 0.07
Shares used in per share computation                  12,754         12,348

                                                                     MOVADO GROUP, INC.
                                                                CONSOLIDATED BALANCE SHEETS
                                                             (in thousands, except per share data)
                                                                         (Unaudited)

                                                          APRIL 30,        JANUARY 31,       APRIL 30,
                                                           2004               2004              2003
                                                           ----               ----              ----
ASSETS

        Cash and cash equivalents                          $35,944           $82,083          $34,548
        Trade receivables, net                              99,546            88,800           97,362
        Inventories                                        175,332           121,678          119,445
        Other                                               31,217            27,932           34,440
                                                      -------------     -------------     ------------
            Total current assets                           342,039           320,493          285,795
                                                      -------------     -------------     ------------

        Property, plant and equipment, net                  45,713            42,112           39,579
        Other assets                                        36,148            28,362           25,055
                                                      -------------     -------------     ------------
                                                          $423,900          $390,967         $350,429
                                                      =============     =============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY


        Loans payable to banks                             $32,539                $0          $18,750
        Current portion of long-term debt                    5,000            10,000            5,000
        Accounts payable                                    26,281            23,631           14,436
        Accrued liabilities                                 39,362            25,781           18,790
        Deferred and current taxes payable                  15,272            18,111           13,202
                                                      -------------     -------------     ------------
            Total current liabilities                      118,454            77,523           70,178
                                                      -------------     -------------     ------------

       Long-term debt                                       25,000            25,000           30,000
       Deferred and non-current income taxes                 4,075             2,282            3,823
       Other liabilities                                    11,681            11,449            8,657
       Shareholders' equity                                264,690           274,713          237,771
                                                      -------------     -------------     ------------
                                                          $423,900          $390,967         $350,429
                                                      =============     =============     ============